1 FORWARD AIR CHARTERS NEXT PHASE OF GROWTH WITH EXPANSION OF FINANCIAL LEADERSHIP TEAM Names Jamie Pierson as Permanent Chief Financial Officer and Welcomes New Chief Accounting Officer GREENEVILLE, Tenn.--(BUSINESS WIRE) -- Forward Air Corporation (NASDAQ: FWRD) (“Forward” or the “Company”) announced the appointment of Jamie G. Pierson as permanent Chief Financial Officer and James Faught as Chief Accounting Officer, effective July 3, 2024. Mr. Pierson was originally named interim Chief Financial Officer on May 20, 2024. Mr. Faught joins the Company from EVO Transportation where he served as CFO. Shawn Stewart, the CEO, emphasized the strategic significance of the new appointments, stating, “This expansion of our leadership team is instrumental in navigating the financial integration of Forward Air and Omni Logistics and creating a path to long-term financial success.” He continued, “The investment we are making in our finance and accounting teams demonstrates our commitment to becoming one company with one mission and adds tremendous strength to a best-in-industry unified senior leadership team.” Mr. Pierson joined Forward, having most recently served as Chief Financial Officer of MV Transportation, one of the nation’s largest privately owned passenger transportation contracting companies in North America. Prior to joining MV Transportation, Mr. Pierson held various senior leadership positions, including Executive Vice President and Chief Financial Officer of Ecobat Technologies and YRC Worldwide, Inc. (NASDAQ: YRCW). Mr. Faught joins Forward, having most recently served as Chief Financial Officer of EVO Transportation. Prior to this role, Mr. Faught served as Chief Accounting Officer at Yellow Corporation (NASDAQ: YELL). About Forward Air Corporation Forward Air is a leading asset-light provider of transportation services across the United States, Canada and Mexico. We provide expedited less-than-truckload services, including local pick-up and delivery, shipment consolidation/deconsolidation, warehousing, and customs brokerage by utilizing a comprehensive national network of terminals. In addition, we offer truckload brokerage services, including dedicated fleet services, and intermodal, first- and last-mile, high-value drayage services, both to and from seaports and railheads, dedicated contract and Container Freight Station warehouse and handling services. Forward also operates a full portfolio of multimodal solutions, both domestically and internationally, via Omni Logistics. Omni Logistics is a global provider of air, ocean and ground services for mission-critical freight. We are more

2 than a transportation company. Forward is a single resource for your shipping needs. For more information, visit our website at www.forwardaircorp.com. Note Regarding Forward-Looking Statements This press release may contain statements that might be considered as forward-looking statements. Forward- looking statements can be identified by words such as: “anticipate”, “expect”, “intend”, “plan”, “goal”, “target”, “project”, “believe”, “may”, “should”, “will”, “aim”, “would”, “seek”, “estimate”, “strategy”, “future”, “likely” and similar references to future periods. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties including the Company’s expectations regarding the appointment of senior management positions. Actual events may also differ from these expectations as a result of the risks identified from time to time in our filings with the Securities and Exchange Commission. You should consider the forward-looking statements contained herein in light of such risks. We assume no duty to update these statements as of any future date. Forward Air Corporation Hannah Weeg, 678-830-4830 hweeg@forwardair.com